Page 5 of 6 Pages

               			    EXHIBIT INDEX


Page No.	  Identification and Classification of the Subsidiary
6		        Which Acquired the Security Being Reported on by the
		         Parent Holding Company

                                                        Page 6 of 6 Pages


                 			       EXHIBIT




Aetna Life Insurance Company, an insurance company and wholly-owned subsidiary of Aetna Life and Casualty Company.

	      941,535 shares of Common Stock;  Par Value $.01